Exhibit T3A.140

FROM RICHARDS, LFYTON & FINGER#7	(THU) 6.13’ 02 15:27/ST.15:26/NO. 4864333840 P 2

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

OLD HICKORY MALL VENTURE II, LLC

This Amended and Restated Certificate of Formation of Old Hickory Mall Venture II, LLC (the “LLC”), dated as of June 12, 2002, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Dcl. C. §18-208, to amend and restate the original Certificate of Formation of the Company, which was filed on April 15, 2002, with the Secretary of State of the State of Delaware (the “Certificate”) under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq,).

The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the limited liability company is Old Hickory Mall Venture II, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Amended and Restated Certificate of Formation as of the date first above written.

/s/ Jeffery V. Curry
Jeffery V. Curry
Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:00 PM 06/13/2002 020381533 – 3514200